Exhibit 99.1

PRESS RELEASE

Contact: Alfred J. Novak, Novoste Corporation	Krish Suthanthiran
President and Chief Executive Officer	President
(770) 717-0904	Best Vascular, Inc.
Best Medical International, Inc.
(703) 451-2378

NOVOSTE AND BEST VASCULAR COMPLETE ASSET SALE TRANSACTION

NORCROSS, GA.—(BUSINESS WIRE)—March 9, 2006 – Novoste Corporation (NASDAQ: NOVT) and Best Vascular, Inc. (Best Vascular) jointly announced today the completion of the sale of substantially all of the assets of Novoste’s Vascular Brachytherapy (VBT) business to Best Vascular. The two companies had previously announced the transaction on October 12, 2005, and the Novoste shareholders’ meeting at which the proposal to approve the transaction was adopted was held on March 7, 2006. The consideration for the sale of the assets by Novoste to Best Vascular was the assumption by Best Vascular of various liabilities of Novoste related to its VBT business. As part of the transaction, Novoste amended its charter to change its corporate name to “NOVT Corporation”.

Krish Suthanthiran, President of Best Vascular, has commented, “We are very excited about the opportunity that exists for Best Vascular in the VBT market. The acquisition of these assets fits our strategy of providing brachytherapy therapy products across a wide variety of clinical applications. It is of utmost importance that radiation therapy is available to cardiologists and their patients. The Novoste system is the only remaining vascular brachytherapy product on the market and having previously supplied Cordis Corporation, a Johnson & Johnson company with VBT products, we believe we have the capability to assure the continuation of this important therapy in the cardiology market. We remain committed to our radiation oncology customer base and look forward to serving the particular needs of the cardiology community with a therapy that has proven durable results”.

Best Vascular intends to formally launch its marketing of the Novoste, BetaCath product at a special breakfast symposium on Wednesday, April 5, 2006 beginning at 7:00 a.m. The symposium will be held at the Hyatt Regency Crystal City in Arlington, Virginia in conjunction with the Cardiovascular Revascularization Therapies (CRT) meeting. Sponsored by Best Vascular, the breakfast symposium will update the status of vascular brachytherapy and the BetaCath of Novoste for 2006 and will feature presentations on the treatment of drug-eluting stent restenosis with vascular brachytherapy and five-year clinical follow-up data with the BetaCath system. In addition, discussions on new opportunities for your institution to re-launch the BetaCath system will also take place.

Al Novak, President and Chief Executive Officer of Novoste, said “We are pleased that we have completed this transaction with Best Vascular. They have the capability and interest in supplying VBT to those physicians and their patients who have a need for this technology. This transaction was in the best interests of our shareholders by allowing Novoste to be free of its major liabilities associated with the VBT business.”

About Best Vascular and Best Medical International, Inc.

Best Vascular’s and Best Medical International, Inc.’s (Best Medical) corporate headquarters are located at 7643 Fullerton Road, Springfield, Virginia. Best Vascular, an affiliate of Best Medical, was established for the purpose of focusing on the vascular brachytherapy business acquired from Novoste. Best Medical is known for its radiation seed products utilizing several different isotopes. Best Medical also has a complete line of catheters, needles, templates and accessories, including custom-designed products. Founded in 1977, Best Medical has pioneered new ideas in brachytherapy, including vascular brachytherapy, and is a leader in the provision of radiation seeds for use by urologists in the treatment of prostate cancer. Best Medical prides itself not only on its very successful product line, but also the ability of its staff to provide superlative service to its customers. Best Medical’s mission is to uphold its excellent reputation by consistently exceeding the expectation of those it serves in the healthcare field by developing, manufacturing and delivering cost-effective, high quality products to benefit patients throughout the world.

About Novoste (now known as NOVT Corporation)

Novoste common stock is traded on the Nasdaq National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit Novoste’s new website at www.NOVTCorporation.com.

***